UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 29, 2005

Dynamic Health Products, Inc.

(Exact name of registrant as specified in its charter)

Florida	0-23031	34-1711778
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6911 Bryan Dairy Road, Suite 210, Largo, Florida	33777
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (727) 329-1845

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement;

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement or a Registrant: and

Item 3.02 Unregistered Sales of Equity Securities.

On March 29, 2005, Dynamic Health Products, Inc. (the “Company”) entered into agreements with Laurus Master Funds, Ltd, a Cayman Islands corporation (“Laurus”), pursuant to which the Company sold convertible debt and a warrant to purchase common stock of the Company to Laurus in a private offering pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. The securities sold to Laurus include the following:

•	A secured convertible minimum borrowing note with a principal amount of $2,000,000;

•	A secured revolving note with a principal amount not to exceed $4,000,000; and

•	A common stock purchase warrant to purchase 750,000 shares of common stock of the Company, at a purchase price of $1.37 per share, exercisable for a period of seven years;

The Company is permitted to borrow an amount based upon its eligible accounts receivable, as defined in the agreements with Laurus. The Company must pay certain fees for any unused portion of the credit facility or in the event the facility is terminated prior to expiration. The Company’s obligations under the notes are secured by all of the assets of the Company, including but not limited to inventory and accounts receivable. The notes mature on March 29, 2008. Annual interest on the Notes is equal to the “prime rate” published in The Wall Street Journal from time to time, plus 2.0%, provided, that, such annual rate of interest may not be less than 6%, subject to certain downward adjustments resulting from certain increases in the market price of the Company’s common stock. Interest on the Notes is payable monthly in arrears on the first day of each month, commencing on April 1, 2005.

The principal amount of the secured convertible minimum borrowing note, together with accrued interest thereon is payable on March 29, 2008. The secured convertible minimum borrowing note may be redeemed by the Company in cash by paying the holder 115% of the principal amount, plus accrued interest. The holder of the term note may require the Company to convert all or a portion of the term note, together with interest and fees thereon at any time. The number of shares to be issued shall equal the total amount to be converted, divided by $1.13.

Upon an issuance of shares of common stock below the fixed conversion price, the fixed conversion price of the notes will be reduced accordingly. The conversion price of the secured convertible notes may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution.

115% of the full principal amount of the convertible notes are due upon default under the terms of convertible notes. Laurus has contractually agreed to restrict its ability to convert the convertible notes would exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant and the option held by such holder and 4.99% of the outstanding shares of common stock of the Company.

The Company is obligated to file a registration statement registering the resale of shares of the Company’s common stock issuable upon conversion of the convertible notes, exercise of the warrant and exercise of the option. If the registration statement is not filed by April 28, 2005, or declared effective within 75 days thereafter, or if the registration is suspended other than as permitted, in the registration rights agreement between the Company and Laurus, the Company is obligated to pay Laurus certain fees and the obligations may be deemed to be in default.

The Company paid a fee at closing to Laurus Capital Management LLC, the manager of the Laurus Master Funds, Ltd., equal to 3.9% of the total maximum funds to be borrowed under the Company’s agreements with Laurus.

The proceeds of the funding were used for the acquisition of Dynamic Marketing, Inc. costs associated with the acquisition and for working capital.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits. The following documents are filed as exhibits to this report.

Exhibit Number	Description
4.1	Security Agreement, dated as of March 29, 2005, by and among Laurus Master Fund, Ltd., Dynamic Health Products, Inc. and Subsidiaries

4.2	Secured Revolving Note issued to Laurus Master Fund, Ltd., dated March 29, 2005.

4.3	Secured Convertible Minimum Borrowing Note issued to Laurus Master Fund, Ltd., dated March 29, 2005.

4.4	Common Stock Purchase Warrant issued to Laurus Master Fund, Ltd., dated March 29, 2005.

4.5	Registration Rights Agreement, dated as of March 29, 2005, by and between Laurus Master Fund, Ltd. and Dynamic Health Products, Inc.

4.6	Amendment No. 1 to Master Security Agreement dated as of September 30, 2004, by and Among Laurus Master Fund, Ltd., Dynamic Health Products, Inc. and Others

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMIC HEALTH PRODUCTS, INC.

Date: April 1, 2005	/s/ Mandeep K. Taneja
Mandeep K. Taneja, Chief Executive Officer

/s/ Cani I. Shuman
Cani I. Shuman, Chief Financial Officer